                                                                               .
                                                                               .
                                                                               .

OFFER TO PURCHASE

                          CHARTER COMMUNICATIONS, INC.
         OFFER TO PURCHASE FOR CASH ITS OUTSTANDING NOTES LISTED BELOW

                                                                  PRINCIPAL       PRINCIPAL
                                                                    AMOUNT         PURCHASE       TENDER OFFER
                SERIES OF NOTES                  CUSIP NUMBER   OUTSTANDING(1)      AMOUNT      CONSIDERATION(2)
                ---------------                  ------------   --------------   ------------   ----------------
4.75% Convertible Senior Notes due 2006........    16117MAC1     $632,500,000    $506,000,000       $800.00
5.75% Convertible Senior Notes due 2005........    16117MAB3     $750,000,000    $600,000,000       $825.00
                                                   16117MAA5

---------------

(1) Principal amount outstanding at June 30, 2003.
(2) Per $1,000 principal amount of notes that are accepted for purchase.

    Charter Communications, Inc., referred to as CCI, hereby makes offers to purchase for cash up to the aggregate principal amount set forth in the column above captioned "Principal Purchase Amount" of each series of our outstanding convertible debt securities listed above, which we collectively refer to as the notes, upon the terms and subject to the conditions set forth in this offer to purchase and in the accompanying letter of transmittal. Each of our debt securities listed above is referred to in this offer to purchase as a separate series of notes. We intend to fund the purchase of the notes with a portion of the net cash proceeds from private placements of new senior notes to be consummated prior to the consummation of the offers. The new senior notes will be issued by newly-formed subsidiaries of our indirect subsidiary, Charter Communications Holdings, LLC, a Delaware limited liability company, which we refer to as Holdings. CCH I, LLC and CCH I Capital Corp., which we collectively refer to as CCH I, and CCH II, LLC and CCH II Capital Corp., which we collectively refer to as CCH II, will be the subsidiaries conducting the private placements. Our obligation to accept for payment, and to pay for, notes validly tendered and not properly withdrawn pursuant to the offers is conditioned upon the satisfaction of conditions described in this offer to purchase, including the completion by our subsidiaries of the concurrent private placements described below.

    Subject to the terms and conditions set forth in this offer to purchase, with respect to each series of notes, we are offering to purchase up to the aggregate principal amount as is set forth in the column above captioned "Principal Purchase Amount" for such series of notes, in each case, referred to as the principal purchase amount. If the aggregate principal amount of notes of any series validly tendered and not properly withdrawn at the expiration time exceeds the applicable principal purchase amount of such series, we, subject to the terms and conditions of the offers, will accept notes of such series for purchase on a pro rata basis based on the principal amount tendered for such series.

    The consideration offered hereby for each $1,000 principal amount of each series of notes to be purchased by us is the amount, payable in cash, set forth above in the column captioned "Tender Offer Consideration" related to such series of notes, which in each case we refer to as the tender offer consideration. Accordingly, we will pay the tender offer consideration to each registered holder of the notes, each, a holder, that validly tenders notes on or before the expiration time that we accept for purchase. In each case, holders that validly tender their notes that we accept for purchase shall receive accrued and unpaid interest to, but not including, the payment date, payable on the payment date. Payment in respect of any tendered notes that are accepted for purchase by us will be made promptly after the expiration time. No tenders of notes submitted after the expiration time will be valid.

    The net cash proceeds from the concurrent private placements will be used to fund the offers and to pay related expenses of the offers. We currently anticipate that up to approximately $500,000,000 of the net cash proceeds of the concurrent private placements will be used to repay indebtedness outstanding under one or more bank credit facilities of our indirect subsidiaries. We also currently intend to use a portion of those net cash proceeds to fund the concurrent offers to purchase by Holdings, referred to herein as the Holdings offers, of a portion of certain senior notes and senior discount notes, referred to herein as the Holdings notes, co-issued by Holdings and Charter Communications Holdings Capital Corporation, a Delaware corporation, referred to as Charter Capital.

    The concurrent private placements are subject to the sale of the new senior notes on terms and conditions, including interest rates, maturities and other economic terms, structure, and covenants, satisfactory to our indirect subsidiaries issuing the new senior notes. BECAUSE THE NEW SENIOR NOTES WILL BE ISSUED BY OUR INDIRECT SUBSIDIARIES, THE NEW SENIOR NOTES WILL BE STRUCTURALLY SENIOR TO ANY NOTES ISSUED BY US WHICH REMAIN OUTSTANDING AFTER COMPLETION OF THE OFFERS.

    Consummation of each of the offers is subject to the satisfaction or waiver of certain conditions, including the financing condition described in this offer to purchase. See "The Offers -- Conditions to the Offers."

The offers will expire at 8:00 a.m., New York City time, on Friday, August 8, 2003, unless extended or earlier terminated (such time, as the same may be extended or earlier terminated, is referred to as the expiration time). Holders must tender their notes before the expiration time to receive the applicable tender offer consideration. Tenders of notes may be withdrawn at any time prior to the expiration time.

                     The dealer manager for the offers is:

                                   CITIGROUP
July 11, 2003

     This offer to purchase, as the same may be supplemented, modified or amended from time to time, referred to as the offer to purchase, together with the accompanying letter of transmittal, as the same may be supplemented, modified or amended from time to time, referred to as the letter of transmittal, constitutes a separate offer with respect to each series of notes. In this offer to purchase, we refer to these offers each, as an offer, and collectively, as the offers.

     Subject to the terms and conditions set forth in this offer to purchase and the letter of transmittal, the aggregate tender offer consideration to which a tendering holder is entitled pursuant to an offer will be paid on the payment date. Under no circumstances will any interest be payable because of any delay in the transmission of funds to holders by the depositary.

     D.F. King & Co., Inc. is acting as the information agent, and The Bank of New York is acting as the depositary.

     WE DO NOT MAKE, AND NONE OF OUR DIRECTORS OR AFFILIATES OR THE INFORMATION AGENT, THE DEPOSITARY OR THE DEALER MANAGER MAKES, ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE OFFERS.

     THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE A DECISION IS MADE WITH RESPECT TO ANY OF THE OFFERS.
                             ---------------------

                                   IMPORTANT

     The new senior notes to be issued in the concurrent private placements have not been and will not be registered under the Securities Act of 1933 and may not be offered in the United States absent registration or an applicable exemption from registration requirements. The offers do not constitute an offer to sell or a solicitation of an offer to buy the new senior notes or any other securities.

     NOTWITHSTANDING ANY PROVISION OF EITHER OFFER, OUR OBLIGATION TO ACCEPT FOR PURCHASE, AND TO PAY THE APPLICABLE TENDER OFFER CONSIDERATION FOR, NOTES VALIDLY TENDERED AND SO ACCEPTED PURSUANT TO SUCH OFFER ARE SUBJECT TO, AND CONDITIONED UPON, THE SATISFACTION OR OUR WAIVER OF, THE FOLLOWING:

     - THE FINANCING CONDITION, WHICH IS THE CONSUMMATION OF THE CONCURRENT PRIVATE PLACEMENTS BY ONE OR MORE OF OUR INDIRECT SUBSIDIARIES AND OUR RECEIPT THEREFROM OF AN AMOUNT OF NET CASH PROCEEDS SUFFICIENT TO PAY:

           - THE AGGREGATE TENDER OFFER CONSIDERATION FOR THE PRINCIPAL PURCHASE AMOUNT OF EACH SERIES OF NOTES WE ARE SEEKING AND ANY ACCRUED AND UNPAID INTEREST TO, BUT NOT INCLUDING, THE PAYMENT DATE FOR ALL SUCH NOTES VALIDLY TENDERED AND ACCEPTED FOR PURCHASE PURSUANT TO THE OFFERS AND RELATED EXPENSES OF THE OFFERS,

           - THE CURRENTLY ANTICIPATED REPAYMENT OF UP TO APPROXIMATELY $500,000,000 OF INDEBTEDNESS OUTSTANDING UNDER ONE OR MORE OF OUR SUBSIDIARIES' BANK CREDIT FACILITIES, AND

           - FOR THE PURCHASE OF HOLDINGS NOTES IN THE HOLDINGS OFFERS AND RELATED EXPENSES OF THE HOLDINGS OFFERS; AND

     - THE GENERAL CONDITIONS, AS DEFINED IN "THE OFFERS -- CONDITIONS TO THE OFFERS."

WE RESERVE THE RIGHT, IN OUR SOLE DISCRETION TO WAIVE OR MODIFY, IN WHOLE OR IN PART AT ANY TIME, ANY ONE OR MORE OF THE CONDITIONS TO EITHER OFFER PRIOR TO OR AT THE EXPIRATION TIME OF SUCH OFFER WITH RESPECT TO EITHER OR BOTH SERIES OF NOTES. SEE "THE OFFERS -- CONDITIONS TO THE OFFERS."

     Holders of notes should be aware of the following times in connection with a particular offer:

CALENDAR DATE                   DATE                                EVENT
-------------                   ----                                -----
8:00 a.m., New York City   Expiration time   The deadline for holders to tender notes pursuant
time, on August 8, 2003,                     to such offer and be eligible to receive the
unless extended or                           applicable tender offer consideration. Also the
earlier terminated by us.                    deadline for holders to withdraw any tendered
                                             notes.

Promptly after the         Payment date      The day that we deposit with the depositary the
expiration time.                             amount of cash necessary to pay the applicable
                                             tender offer consideration plus any accrued and
                                             unpaid interest to, but not including, the payment
                                             date for all of the notes validly tendered and
                                             accepted for purchase by us.

                                             The day that the depositary pays each tendering
                                             holder the applicable tender offer consideration
                                             plus any accrued and unpaid interest to, but not
                                             including, the payment date of notes validly
                                             tendered and accepted for purchase by us. We shall
                                             have no obligation to pay interest by reason of any
                                             delay by the depositary in making payments to the
                                             holders.

     WE RETAIN THE RIGHT TO EXTEND EITHER OFFER WITH RESPECT TO EITHER SERIES OF NOTES, IF NECESSARY, TO SATISFY THE CONDITIONS TO SUCH OFFER.

     Subject to applicable securities laws and the terms set forth in the offers, with respect to either or both series of notes we reserve the right (i) to waive or modify in whole or in part any and all conditions to either or both offers at any time prior to the expiration time of either or both offers, (ii) to extend the expiration time of either or both offers, (iii) to modify or terminate either or both offers, or (iv) otherwise to amend either or both offers in any respect. In the event that either offer is terminated or otherwise not completed with respect to a series of notes, the applicable tender offer consideration relating to such series of notes will not be paid or become payable to holders of such series of notes, without regard to whether such holders have validly tendered their notes (in which case such tendered notes will be promptly returned to the holders).

     THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENT INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE ACCOMPANYING MATERIALS SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS BEEN NO CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS OR THE AFFAIRS OF ANY OF OUR SUBSIDIARIES OR AFFILIATES SINCE SUCH DATES.

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE ANY NOTES IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES OR "BLUE SKY" OR OTHER LAWS.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS OFFER TO PURCHASE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

     WE DO NOT MAKE, AND NONE OF OUR DIRECTORS OR AFFILIATES OR THE INFORMATION AGENT, THE DEPOSITARY OR THE DEALER MANAGER MAKES, ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE OFFERS.

     THIS OFFER TO PURCHASE HAS NOT BEEN REVIEWED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   iv
SUMMARY TERM SHEET..........................................    1
AVAILABLE INFORMATION.......................................    7
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    7
THE OFFERS..................................................    8
  General...................................................    8
  Pro Rata Acceptance.......................................    9
  Holdings' Offers for Senior Notes and Senior Discount
     Notes of Holdings and Charter Capital..................   10
  Purpose of the Offers.....................................   10
  Information about the Notes...............................   10
  Source and Amount of Funds................................   11
  Expiration, Extension, Amendment and Termination of the
     Offers.................................................   12
  Conditions to the Offers..................................   13
  Certain Considerations....................................   14
PROCEDURES FOR TENDERING AND WITHDRAWING NOTES..............   16
  Tendering Notes...........................................   16
  Withdrawing Notes.........................................   18
  Acceptance for Payment....................................   19
CERTAIN INFORMATION REGARDING CCI...........................   21
SUMMARY FINANCIAL INFORMATION...............................   22
AGREEMENTS INVOLVING CCI SECURITIES.........................   24
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.............   26
DEALER MANAGER, INFORMATION AGENT AND DEPOSITARY............   30

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This offer to purchase and the documents incorporated herein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial, including, without limitation, the forward-looking statements set forth in the section entitled "The Offers." Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions that could cause actual results to differ materially from the forward-looking statements we make in or incorporated by reference into this offer to purchase, including, without limitation, the important factors described in this document in the section entitled "The Offers -- Certain Considerations," and in the reports or documents that we file from time to time with the United States Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. Many of the forward-looking statements contained in this offer to purchase may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others.

     All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no obligation to update any of the forward-looking statements after the date of this offer to purchase to conform these statements to actual results or to changes in our expectations.

                               SUMMARY TERM SHEET

     We urge you to read the remainder of this offer to purchase and the other documents that are incorporated into this document by reference carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document and the other documents.

WHO IS OFFERING TO PURCHASE YOUR NOTES? (COVER PAGE)

     - Charter Communications, Inc. is offering to purchase the notes.

HOW MUCH ARE WE PAYING FOR THE NOTES AND WHAT IS THE PRINCIPAL AMOUNT WE ARE SEEKING? (COVER PAGE)

     - Subject to the terms and conditions set forth in this offer to purchase and the letter of transmittal, we are offering to purchase each of the following series of notes up to the principal purchase amount and for the tender offer consideration set forth in the table below. In addition to the applicable tender offer consideration, holders of notes will receive interest to, but not including, payable on the payment date.

                                                     PRINCIPAL       PRINCIPAL
                                         CUSIP         AMOUNT         PURCHASE       TENDER OFFER
SERIES OF NOTES                         NUMBER     OUTSTANDING(1)      AMOUNT      CONSIDERATION(2)
---------------                        ---------   --------------   ------------   ----------------
4.75% Convertible Senior Notes due
  2006...............................  16117MAC1    $632,500,000    $506,000,000       $800.00
5.75% Convertible Senior Notes due
  2005...............................  16117MAB3    $750,000,000    $600,000,000       $825.00
                                       16117MAA5

---------------

(1) Aggregate principal amount outstanding at June 30, 2003.
(2) Per $1,000 principal amount of notes that are accepted for purchase.

WHY ARE WE MAKING THE OFFERS? (PAGE 10)

     - The purpose of the offers is to reduce or defer the debt obligations of us and our consolidated subsidiaries. Concurrent with the offers, some of our indirect subsidiaries intend to conduct private placements of new senior notes to finance the offers, finance the Holdings offers and the contemplated bank credit facilities paydown. Assuming that the offers, the repayment of indebtedness, the Holdings offers and the private placements of new senior notes are all consummated as contemplated herein, the combined effect of these transactions would be to reduce the aggregate principal amount of our outstanding consolidated debt obligations and to extend the weighted average maturities of our debt consolidated obligations.

WHEN DOES EACH OFFER EXPIRE, AND CAN AN OFFER BE EXTENDED UNDER ANY CIRCUMSTANCES? (PAGE 12)

     - You have until 8:00 a.m., New York City time, on Friday, August 8, 2003, to tender your notes in each offer. However, we expressly reserve the right to extend one or both offers at any time before such offer or offers expire. See "The Offers -- Expiration, Extension, Amendment and Termination of the Offers." We will publicly announce any extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of such offer.

WHAT IF NOT ENOUGH NOTES ARE TENDERED? (PAGE 8)

     - There is no minimum amount of notes of either series that needs to be tendered as a condition to either offer. If the aggregate principal amount of notes tendered in either offer is less than or equal to the principal purchase amount for that series of notes, then, assuming all conditions to such offer have been satisfied or waived, all tendered notes of that series will be accepted and purchased at the applicable tender offer consideration (plus any accrued and unpaid interest as described above). To the extent that less than the applicable principal purchase amount of the notes are tendered in the offers for any series of notes, Holdings may use any remaining funds to purchase additional Holdings notes in the Holdings offers.

WHAT IF MORE THAN THE PRINCIPAL PURCHASE AMOUNT OF NOTES SOUGHT BY US IS TENDERED IN AN OFFER? (PAGE 9)

     - If the aggregate principal amount of notes of any series validly tendered and not properly withdrawn at the expiration time exceeds the applicable principal purchase amount of such series, subject to the terms and conditions of the applicable offer, we will accept notes of such series for purchase on a pro rata basis based on the aggregate principal amount tendered of such series.

WHEN WILL WE MAKE PAYMENT FOR YOUR TENDERED NOTES? (PAGE 19)

     - We will deliver payment to the depositary in cash for tendered notes we have accepted in each offer after the closing of the concurrent private placements in which we receive funds therefrom and promptly after such offer expires. We expect the depositary to make payment to you promptly thereafter.

WHEN WILL YOU KNOW HOW MANY OF YOUR NOTES WILL BE ACCEPTED FOR PAYMENT? (PAGE
19)

     - Because of the difficulty of determining the aggregate principal amount of notes validly tendered and not properly withdrawn, we do not expect that we will be able to announce the final proration factors with respect to any prorated series of notes or commence payment for any such notes purchased pursuant to the offers immediately after the expiration time. The preliminary factors for any proration will be announced by press release as promptly as practicable after the time we accept notes for payment pursuant to the offers.

CAN YOU WITHDRAW YOUR TENDERED NOTES? (PAGE 18)

     - If you tender your notes according to this offer to purchase, you may withdraw the notes you have tendered at any time prior to 8:00 a.m., New York City time, on Friday, August 8, or, if the applicable offer is extended as required by applicable law, the time and date when the extended offer expires. To withdraw tendered notes, please follow the instructions under "Procedures for Tendering and Withdrawing
       Notes -- Withdrawing Notes."

WHAT IS THE SOURCE OF FUNDS FOR THE OFFERS? (PAGE 11)

     - We intend to fund the purchase of the notes in the offers with a portion of the net cash proceeds from concurrent private placements of new senior notes to be issued by our subsidiaries, CCH I and CCH II. We expect these subsidiaries to consummate the private placements prior to the consummation of the offers. The new senior notes to be issued in the concurrent private placements have not been and will not be registered under the Securities Act of 1933 and may not be offered in the United States absent registration or an applicable exemption from registration requirements. The offers do not constitute an offer to sell or a solicitation of an offer to buy the new senior notes or any other securities.

     - These subsidiaries will loan to Charter Communications Holding Company, LLC, which we refer to as Charter Holdco, a portion of the net cash proceeds from the private placements in an amount sufficient to purchase tendered notes as contemplated in this offer to purchase. We currently hold certain notes of Charter Holdco that mirror the provisions of the notes being sought in the offers, which we refer to as mirror notes. Charter Holdco expects to use the proceeds it borrows from the offering subsidiaries to repay to CCI an aggregate principal amount of mirror notes equal to the aggregate principal amount of notes being purchased pursuant to the offers on substantially the same terms (including expenses of the offer to purchase) that we will purchase the notes pursuant to the offers.

     - The funds received by us from the repayment of our mirror notes will be used to purchase notes in the offers and pay expenses related to the offers.

ARE THERE ANY CONDITIONS TO THE OFFERS? (PAGE 13)

     - Each offer is conditioned on the prior consummation of the concurrent private placements by one or more of our indirect subsidiaries and our receipt therefrom of an amount of net cash proceeds sufficient to pay:

        - the aggregate tender offer consideration and any accrued and unpaid interest to, but not including, the payment date for all of the notes validly tendered and accepted for purchase pursuant to the offers and related expenses of the offers,

        - the currently anticipated repayment of up to approximately $500,000,000 of indebtedness under one or more of our subsidiaries' bank credit facilities and

        - for the purchase of Holdings notes in the Holdings offers and related expenses of the Holdings offers.

    This is referred to as the financing condition. If for any reason the private placements are not consummated or we do not receive sufficient net cash proceeds from the private placements, we will not be obligated to accept, or to pay for, any notes that you tender according to this offer to purchase.

     - Our obligation to accept for payment, and to pay for, notes tendered pursuant to this offer to purchase also is conditioned upon the general conditions discussed under "The Offers -- Conditions to the Offers." We reserve the right to waive any and all conditions to each offer at any time prior to or at the expiration time for that offer.

WHAT WAS THE ORGANIZATIONAL RESTRUCTURING THAT WAS RECENTLY COMPLETED? (PAGE 14)

     - In connection with a recent amendment to the bank credit agreement of Charter Communications Operating, LLC to permit the creation of intermediate holdings companies between Holdings and Charter Communications Operating, LLC, we engaged in an organizational restructuring. Holdings first contributed all of the equity interests in all of its subsidiaries (except Charter Capital, the co-issuer of the Holdings senior notes and senior discount notes, and Charter Communications Operating, LLC) to a newly-formed subsidiary (CCO NR Holdings, LLC), and then contributed CCO NR Holdings, LLC to Charter Communications Operating, LLC. Holdings then contributed Charter Communications Operating, LLC to a newly-formed subsidiary (CCO Holdings,
       LLC), which was then contributed to CCH II. Thereafter, CCH I was formed as a new subsidiary of Holdings, and Holdings contributed its interest in CCH II to CCH I. We expect CCH I and CCH II to be the issuers of the new senior notes in the concurrent private placements. The following chart is a summary illustration of the organizational structure of CCI and its subsidiaries after giving effect to this organizational restructuring. This chart does not contain all of our subsidiaries and, in some cases, we have combined separate entities for presentation purposes.

                                  (FLOW CHART)
---------------

(1) In April 2002, the former owners of the Bresnan cable systems, who were the holders of the CC VIII, LLC preferred membership equity interests, exercised their right to put their CC VIII membership interests to Mr. Allen. This transaction was consummated on June 6, 2003. An issue has arisen regarding the ultimate ownership of such CC VIII membership interests following the consummation of such put right, the ultimate resolution of which may also impact the ownership percentages of Charter Communications Holding Company, LLC. See "Agreements Involving CCI Securities -- CC VIII (Bresnan) LLC Interests."

WHAT ARE THE HOLDINGS OFFERS FOR THE HOLDINGS NOTES? (PAGE 10)

     - Concurrent with the offers, Holdings is offering to purchase for cash certain outstanding senior notes and senior discount notes co-issued by Holdings and Charter Capital. The Holdings offers also will be funded by the concurrent private placements and therefore contain a financing condition. To the extent that less than the applicable principal purchase amount of any series of notes that we offer to purchase are tendered in the offers made in this offer to purchase, Holdings may use any remaining funds to purchase additional Holdings notes in the Holdings offers.

WHAT IS THE PROCESS FOR TENDERING YOUR NOTES? (PAGE 16)

     - There are three ways to tender notes, depending upon the manner in which your notes are held:

        (1) If your notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your notes are owned in "street name," then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your notes;

        (2) If you are a participant tendering directly by book-entry transfer to the depositary's account at The Depository Trust Company, or DTC, you may (i) execute a letter of transmittal, together with any other documents required by the letter of transmittal, and mail or deliver the letter of transmittal and such other documents to the depositary, or (ii) electronically transmit your acceptance through DTC's Automated Tender Offer Program (ATOP) (and thereby tender the notes), for which the transaction will be eligible, followed by a properly completed and duly executed letter of transmittal or transmitted agent's message delivered to the depositary. Upon receipt of such holder's acceptance through ATOP, DTC will edit and verify the acceptance and execute a book-entry delivery to the depositary's account at DTC. DTC will then send an agent's message to the depositary for its acceptance. Delivery of the agent's message by DTC (referred to as a book-entry confirmation) will satisfy the terms of an offer as to the execution and delivery of a letter of transmittal by the participant identified in the agent's message. Physical delivery of the letter of transmittal will not be required to tender notes through ATOP. Delivery of documents to DTC does not constitute delivery to the depositary; or

        (3) If your notes are registered in your name, (a) complete and sign the letter of transmittal or a facsimile copy in accordance with the instructions to the letter of transmittal, (b) mail or deliver it and any other required documents to The Bank of New York, which is acting as the depositary for the offers, at one of its addresses listed on the back cover of this offer to purchase and (c) deliver the certificates for the tendered notes to the depositary.

     - For more information on the tendering process, please see "Procedures for Tendering and Withdrawing Notes -- Tendering Notes."

CAN YOU TENDER A PORTION OF YOUR NOTES? (PAGE 9)

     - You are not required to tender all of your notes in these offers. If you choose to tender less than the full amount of your notes, you must tender a minimum of $1,000 (or an integral multiple of $1,000) principal amount of notes.

WHAT HAPPENS TO YOUR NOTES IF YOU DO NOT TENDER THEM? (PAGE 14)

     - Any notes that remain outstanding after consummation of the offers will continue to be obligations of CCI and will enjoy the benefits of the applicable indenture governing the notes, including the accrual of interest. The terms and conditions governing the notes, including the covenants and other protective provisions contained in the applicable indentures governing the notes, will remain unchanged. We are not seeking consents to amend the indentures.

     - To the extent that the notes are purchased pursuant to this offer to purchase, the trading markets for the notes that remain outstanding may become more limited. As a result, the market price for the remaining notes may decrease or become more volatile.

     - The new senior notes will be issued by our subsidiaries, CCH I and CCH
       II. Accordingly, if you elect not to tender according to this offer to purchase, after consummation of the offers, your notes will be structurally subordinated to the new senior notes that will be issued in the concurrent private placements and the substantial indebtedness of our subsidiaries. This means that if we default on making payments due upon the notes, holders of the new senior notes will have a superior claim to the assets of the offering subsidiaries and their subsidiaries, including all of our operating subsidiaries, than you will as a holder of the notes.

     - Whether or not the offers are consummated, we or any of our affiliates, from time to time, may acquire notes otherwise than pursuant to the offers, through various means upon such terms and at prices that may be higher or lower than the prices to be paid pursuant to this offer to purchase, and could be for cash or other consideration.

WHAT ARE THE TAX CONSEQUENCES TO YOU IF YOU TENDER YOUR NOTES? (PAGE 26)

     - The receipt of cash for notes pursuant to this offer to purchase will generally be a taxable transaction for U.S. federal income tax purposes. For more information, please see "United States Federal Income Tax Considerations."

     - You should consult with your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

WHERE CAN YOU GET MORE INFORMATION REGARDING THE OFFERS? (BACK COVER PAGE)

     - If you have questions regarding the procedures for tendering your notes or require assistance in tendering your notes, please contact D.F. King & Co., Inc., the information agent, at the address or telephone numbers listed on the back cover of this offer to purchase.

ARE WE MAKING ANY RECOMMENDATION ABOUT THE OFFERS? (PAGE 9)

     - We do not make, and none of our directors or affiliates or the information agent, the depositary or the dealer manager makes, any recommendation as to whether holders should tender their notes pursuant to the offers.

WHAT IS THE CONVERSION RATE OF THE NOTES? (PAGE 10)

     - The notes are convertible into shares of our Class A common stock. Upon conversion, a holder of 4.75% convertible senior notes due 2006 or 5.75% convertible senior notes due 2005 would receive 38.0952 or 46.3822 shares, respectively, of our Class A common stock for every $1,000 principal amount of the notes. This is equivalent to a conversion price of approximately $26.25 or $21.56 per share, respectively. Our Class A common stock trades on the Nasdaq National Market under the symbol "CHTR." On July 10, 2003, the last reported sale price for our Class A common stock was $3.98 per share.

     - A holder's right to convert notes called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase.

                             AVAILABLE INFORMATION

     We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and in accordance with the Exchange Act, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. The reports, statements and other information that we file with the SEC also are available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by us with the SEC are incorporated herein by reference:

          (1) CCI's Proxy Statement dated June 25, 2003;(1)

          (2) CCI's Annual Report on Form 10-K for the year ended December 31, 2002;

          (3) CCI's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

          (4) CCI's Current Report on Form 8-K filed May 30, 2003;

          (5) CCI's Current Report on Form 8-K filed July 11, 2003; and

          (6) All documents subsequently filed by CCI with the SEC pursuant to
     Section 13(a), 13(c), 14, or 15(d) of the Exchange Act and prior to the expiration or earlier termination of this offer.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this offer to purchase, shall be deemed to be modified or superseded for purposes of this offer to purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this offer to purchase, except as so modified or superseded. For the avoidance of doubt, information furnished pursuant to Item 9 or 12 of Form 8-K shall not be deemed incorporated herein or otherwise to form a part hereof.

     The documents incorporated by reference herein (other than exhibits to such documents that are not specifically incorporated by reference herein) are available without charge to any person to whom this offer to purchase has been delivered upon written or oral request to the information agent at the address or telephone numbers listed on the back cover of this offer to purchase.

---------------

     1 The information referred to in Item 402(a)(8) of Regulation S-K and paragraph (d)(3) of Item 7 of Schedule 14A promulgated by the SEC shall not be deemed to be specifically incorporated by reference into this offer to purchase.

                                   THE OFFERS

GENERAL

     Upon the terms and subject to the conditions set forth in this offer to purchase and in the accompanying letter of transmittal and any supplements or amendments hereto or thereto, with respect to each series of notes, we hereby offer to purchase for cash an aggregate principal amount of notes of such series up to the applicable principal purchase amount of such series at a purchase price equal to the applicable tender offer consideration plus any accrued and unpaid interest on such notes to, but not including, the payment date, payable on the payment date.

     Subject to the terms and conditions of the offers, holders will receive the applicable tender offer consideration, plus any accrued and unpaid interest up to, but not including, the payment date for their purchased notes if they validly tendered and did not properly withdraw their notes. Only notes that are validly tendered in accordance with the procedures set forth herein before the expiration time will, upon the terms and subject to the conditions hereof, be eligible for acceptance by us, and, if so accepted, delivery of payment to the depositary will be made therefor on the payment date promptly following the expiration time. No such payments will be made with respect to any series of notes if the offer with respect to such series is terminated or otherwise is not consummated. All conditions to each offer, if any notes are to be accepted for purchase promptly after the expiration time, will be either satisfied or waived by us prior to or concurrently with the expiration time of such offer.

     This offer to purchase, together with the accompanying letter of transmittal, constitutes a separate offer with respect to each series of notes.

     Any notes tendered but not purchased pursuant to the offers, including notes not purchased because of proration, will be returned to the tendering holders at our expense promptly following the earlier of the expiration time or the date on which the applicable offer is terminated or, in the case of book-entry notes, maintained in the name of the tendering holder in the DTC system. All notes not purchased, as well as any notes not tendered or properly withdrawn will remain outstanding with their existing rights. See
"-- Information about the Notes."

     Our obligation to accept and pay for notes validly tendered pursuant to each offer is conditioned upon satisfaction of the financing condition and the general conditions as set forth in "The Offers -- Conditions to the Offers." Subject to applicable securities laws and the terms set forth in each offer, with respect to one or more series of notes, we reserve the right, prior to the expiration of such offer at the applicable expiration time, (i) to modify or waive in whole or in part any and all conditions to such offer, (ii) to modify or terminate such offer, (iii) to extend the expiration time with respect to such offer or (iv) otherwise to amend such offer in any respect. The rights we reserve in this paragraph are in addition to our rights to terminate each and every offer described in "-- Conditions to the Offers."

     There is no minimum amount of notes of either series that needs to be tendered as a condition to either offer. If the aggregate principal amount of notes tendered in either offer is less than or equal to the principal purchase amount for that series of notes, then, assuming all conditions to such offer have been satisfied or waived, all tendered notes in that offer will be accepted and purchased at the applicable tender offer consideration (plus any accrued and unpaid interest as described above). To the extent that less than the applicable principal amount of the notes are tendered in the offers for any series of notes, Holdings may use any remaining funds to purchase additional Holdings notes in the Holdings offers.

     Any amendment to an offer with respect to a series of notes will apply to all notes of that series tendered in such offer. Any extension or amendment of the expiration time with respect to any series of notes will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the expiration time to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time. Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release through Business Wire.

     If we make a material change in the terms of an offer or the information concerning an offer, with respect to either series of notes, we will disseminate additional offering materials and extend such offer to the extent required by law.

     Payments to the depositary for notes validly tendered, not properly withdrawn and accepted for payment will be made on the payment date. The payment date will follow promptly after the expiration time. Notes purchased pursuant to this offer to purchase will be paid for in same-day funds. See "Procedures for Tendering and Withdrawing Notes -- Acceptance for Payment."

     We intend to deliver the notes purchased pursuant to this offer to purchase, subsequent to this offer, to the trustees under the applicable indentures for cancellation, and such notes will thereafter cease to be outstanding. Interest on any notes purchased by us pursuant to this offer to purchase will cease to accrue from and after the payment date (unless we fail to pay the tender offer consideration for the notes).

     We and our affiliates are prohibited under applicable federal securities laws from purchasing the notes outside of the offers until the 10th business day after the expiration of the applicable offer. Following such time, we may purchase additional notes in the open market, in private transactions, subsequent tender offers, exchange offers, pursuant to the terms of the notes, or otherwise, any of which may be consummated at purchase prices higher or lower than that offered in the offers. Any decision to purchase additional notes will depend upon many factors, including the market price of the notes, the results of the offers, our business and financial position, and general economic and market conditions. Any such purchase may be at prices that may be higher or lower than the prices to be paid pursuant to the offers.

     WE DO NOT MAKE, AND NONE OF OUR DIRECTORS OR AFFILIATES OR THE INFORMATION AGENT, THE DEPOSITARY OR THE DEALER MANAGER MAKES, ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE OFFERS. HOLDERS MUST MAKE THEIR OWN DECISIONS WITH REGARD TO TENDERING NOTES.

PRO RATA ACCEPTANCE

     We will accept for purchase an aggregate principal amount of notes of each series up to the principal purchase amount of such series. If the aggregate principal amount of notes of any series validly tendered and not properly withdrawn at the expiration time exceeds the applicable principal purchase amount of such series, we will accept for purchase an aggregate principal amount of notes in such series equal to the principal purchase amount of such series allocated amongst the tendering holders on a pro rata basis based on the aggregate principal amount tendered for such series.

     Outstanding notes may be tendered, and will be accepted for purchase, only in minimum denominations of $1,000 and integral multiples of $1,000 unless all of the notes held by the holder are tendered. If, as a result of our pro rata acceptance of tendered notes, we would be required to accept from one or more tendering holders notes of any series in a principal amount that is not an integral multiple of $1,000, we will adjust the principal amount of notes of such series accepted from such holders to the nearest integral multiple of $1,000. The excess principal amount of notes not accepted from the tendering holders will be promptly returned to such holders.

HOLDINGS' OFFERS FOR SENIOR NOTES AND SENIOR DISCOUNT NOTES OF HOLDINGS AND CHARTER CAPITAL

     Concurrent with the offers, Holdings is offering to purchase for cash a certain portion of each series of outstanding senior notes and senior discount notes of Holdings and Charter Capital. The Holdings offers also will be funded by the proceeds of the concurrent private placements of new senior notes by one or more of our subsidiaries. The principal amount of Holdings notes ultimately purchased will be determined by the kind and amount of Holdings notes tendered and the amount of net proceeds available from the concurrent private placements after the notes are purchased pursuant to these offers. The Holdings offers also are scheduled to expire at 8:00 a.m., New York City time, on Friday, August 8, 2003. To the extent that less than the applicable principal purchase amount of the notes are tendered in the offer for either series of notes, Holdings expects to use any remaining funds to purchase additional Holdings notes in the Holdings offers.

PURPOSE OF THE OFFERS

     The purpose of the offers is to reduce or defer the debt obligations of CCI and our consolidated subsidiaries. Concurrent with the offers, our indirect subsidiaries intend to conduct private placements of new senior notes to finance the offers, repay a portion of indebtedness outstanding under one or more of our subsidiaries' bank credit facilities, and finance the Holdings offers. Assuming that the offers, the repayment of indebtedness, the Holdings offers and the private placements of new senior notes are all consummated as contemplated herein, the combined effect of these transactions would be to reduce the aggregate principal amount, and to extend the weighted average maturities, of our outstanding consolidated debt obligations.

INFORMATION ABOUT THE NOTES

     Principal Amount of Notes Outstanding and CUSIP Numbers. As of June 30, 2003 the aggregate outstanding principal amounts of the 4.75% convertible senior notes due 2006 and 5.75% convertible senior notes due 2005, were $632.5 million and $750.0 million, respectively. The CUSIP number for the 4.75% convertible senior notes due 2006 is 16117MAC1, and the CUSIP numbers for the 5.75% convertible senior notes due 2005 are 16117MAB3 and 16117MAA5.

     Conversion of Notes. The 4.75% convertible senior notes due 2006 and 5.75% convertible senior notes due 2005 currently are convertible into 38.0952 and
46.3822 shares, respectively, of our Class A common stock for each $1,000 principal amount of notes. This is equivalent to a conversion price of approximately $26.25 and $21.56 per share, respectively. On July 10, 2003, the last reported sale price for our Class A common stock was $3.98 per share. A holder of notes may convert the notes into shares of our Class A common stock until, but not after, such notes are properly tendered into the applicable offer to the depositary, unless the tender of such notes is properly withdrawn or there is a default in the payment of the tender offer consideration for the notes by us. In order to convert the notes into shares of Class A common stock, a holder must present the notes and a conversion notice meeting the requirements of the applicable indenture to: The Bank of New York c/o BNY Midwest Trust Company at: 2 N. LaSalle, Suite 1020, Chicago, Illinois 60602, Attention:
Corporate Trust Department, telecopier no. (312) 827-8542.

     Trading Market for Notes. The notes are not listed on any securities exchange or automated quotation system. The notes are traded in the Private Offerings, Resales and Trading through Automatic Linkages market, commonly referred to as the PORTAL market. Various dealers, brokers or traders publicly price quotations for the notes. The following table sets forth, as reported by Bloomberg, the high and low end-of-day bid/offer quotes of the notes for each quarterly period during the previous two calendar years and the first two calendar quarters of this year.

                                          4.75% CONVERTIBLE SENIOR    5.75% CONVERTIBLE SENIOR
                                              NOTES DUE 2006*             NOTES DUE 2005*
                                          ------------------------    ------------------------
                                             HIGH          LOW           HIGH          LOW
                                          ----------    ----------    ----------    ----------
2001
Quarter ended March 31, 2001............        N/A**         N/A**    $129.750      $114.125
Quarter ended June 30, 2001.............   $109.438      $102.688       131.500       113.250
Quarter ended September 30, 2001........    110.219        75.651       129.250        82.202
Quarter ended December 31, 2001.........     92.615        76.440       101.684        84.442
2002
Quarter ended March 31, 2002............   $ 91.760      $ 75.136      $ 93.610      $ 81.790
Quarter ended June 30, 2002.............     78.834        46.587        86.535        51.580
Quarter ended September 30, 2002........     47.421        33.538        52.892        33.970
Quarter ended December 31, 2002.........     43.083        17.500        43.027        21.750
2003
Quarter ended March 31, 2003............   $ 23.641      $ 16.719      $ 27.750      $ 19.333
Quarter ended June 30, 2003.............     69.750        21.425        79.250        25.333

---------------

 * The quotes are based on a price per $100 principal amount at maturity.

** The 4.75% convertible senior notes were not issued until May 2001 and, therefore, quotes are not available for this period.

     Quotations for securities that are not widely traded may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their broker to obtain current market prices for the notes.

SOURCE AND AMOUNT OF FUNDS

     We intend to fund the purchase of the notes with a portion of the net cash proceeds from concurrent private placements of new senior notes, which we expect to be issued by our indirect subsidiaries that we intend to consummate prior to the consummation of the offers. CCH I and CCH II will be the indirect subsidiaries conducting the private placements. The new senior notes to be issued in the concurrent private placements have not been and will not be registered under the Securities Act of 1933 and may not be offered in the United States absent registration or an applicable exemption from registration requirements. The offers do not constitute an offer to sell or a solicitation of an offer to buy the new senior notes.

     Each offer is subject to a financing condition related to the prior consummation of the concurrent private placements and our receipt therefrom of an amount of net cash proceeds sufficient to pay:

     - the aggregate tender offer consideration and any accrued and unpaid interest to, but not including, the payment date for all of the notes validly tendered and accepted for purchase pursuant to the offers and related expenses of the offers,

     - the currently anticipated repayment of up to approximately $500,000,000 of indebtedness under one or more of our subsidiaries' bank credit facilities, and

     - for the purchase of Holdings notes in the Holdings offers and related expenses of the Holdings offers.

     The private placements are subject to the sale of the new senior notes on terms and conditions, including interest rates, maturities and other economic terms, structure, and covenants, satisfactory to our offering subsidiaries. If CCH I and CCH II receive additional proceeds from the concurrent private placements, Holdings may purchase additional Holdings notes in the Holdings offers. For more information on the impact on the offers if the net proceeds received from the concurrent private placements are less than we expect, see "-- Conditions to the Offers."

     We expect these subsidiaries to pay interest on the new senior notes semi-annually in arrears, with the first payment approximately six months after the issue date. The interest rate on and maturity of the new senior notes will be determined at the time of pricing of the concurrent private placements. On or after a specified period after issuance, the offering subsidiaries may redeem the new senior notes for a price equal to the outstanding principal amount, plus a premium declining ratably to par, and any accrued and unpaid interest to the redemption date.

     The new senior notes will be unsecured obligations of the respective offering subsidiaries. Any or all of the foregoing terms could be changed at the time of pricing of the new senior notes. Because the new senior notes would be issued by our indirect subsidiaries, the new senior notes would be structurally senior to any notes issued by us which remain outstanding after completion of the offers.

     In order to fund the offers, our offering subsidiaries will loan to Charter Holdco, our direct subsidiary and parent entity of Holdings, a portion of the net cash proceeds from the private placements in an amount sufficient to purchase tendered notes as contemplated in this offer to purchase and pay related expenses of the offerings. We currently hold certain notes of Charter Holdco that mirror the provisions of the notes being sought in the offers, referred to as the mirror notes. Charter Holdco expects to use the proceeds it borrows from the offering subsidiaries to repay to CCI an aggregate principal amount of mirror notes equal to the aggregate principal amount of notes being purchased pursuant to the offers on substantially the same terms (including expenses of the offer to purchase) that we will purchase the notes pursuant to the offers. The funds received by us from the repayment of our mirror notes will be used to purchase notes in these offers and pay expenses related to the offers.

EXPIRATION, EXTENSION, AMENDMENT AND TERMINATION OF THE OFFERS

     Each offer will expire at 8:00 a.m., New York City time, on August 8, 2003, unless earlier terminated or extended by us.

     We expressly reserve the right, in our sole discretion at any time prior to the expiration time of such offer regardless of whether or not the conditions set forth in "-- Conditions to the Offers" shall have been satisfied, subject to applicable law, (i) to waive or modify in whole or in part any and all conditions to either or both offers, (ii) to extend the expiration time for either or both offers on a daily basis or for such period or periods as we may determine in our sole discretion, (iii) to modify or terminate either or both offers prior to the applicable expiration time and return the notes tendered pursuant thereto, in each case by giving written notice of such extension, amendment, or termination to the depositary or (iv) otherwise to amend either or both offers in any respect.

     During any extension of an offer, all notes previously tendered and not accepted for payment will remain subject to such offer and, subject to the terms and conditions of this offer to purchase, may be accepted for payment by us. If we make a material change in the terms of an offer, or the information concerning these offers, we will disseminate additional offer materials and extend the expiration time only to the extent required by law. For purposes of the offers, the term "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     If the tender offer consideration to be paid for the notes is increased or decreased, then, to the extent required by law, the applicable offer for such notes will remain open for at least 10 business days from the date we first give notice of such increase or decrease to holders of such notes, by press release or otherwise.

     We cannot assure you that we will exercise our right to extend the expiration time for either offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration time. Without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by issuing a release through Business Wire.

     In the event that either offer is terminated or otherwise not completed with respect to a series of notes, the applicable tender offer consideration relating to such series of notes will not be paid or become payable to holders of such series of notes, without regard to whether such holders have validly tendered their notes (in which case such tendered notes will be promptly returned to the holders). Please see "Procedures for Tendering and Withdrawing Notes -- Withdrawing Notes" and "-- Conditions to the Offers" below.

CONDITIONS TO THE OFFERS

     Neither offer is conditioned upon the tender of a minimum amount of notes, the consummation of or the tender of any amount of Holdings notes in, the Holdings offers. Notwithstanding any other provision of this offer to purchase, we will not be required to accept for purchase, or to pay for, notes tendered pursuant to an offer and may terminate, extend, or amend such offer and may (subject to Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holder thereof promptly after termination or withdrawal of a tender offer) postpone the acceptance for purchase of, and payment for, notes so tendered if, at or prior to the expiration time: (1) the "financing condition" (which is described in clause (a) below) has not been satisfied; or (2) the general conditions have not been satisfied. For the purposes of the foregoing provision, all of the "general conditions" shall be deemed to be satisfied at the expiration time of such offer, unless any of the events described in clauses (b) through (h) below, with respect to such offer, shall occur on or after the date of this offer to purchase and be continuing at the expiration time of such offer:

          (a) our subsidiaries do not consummate the concurrent private placements of new senior notes or we do not receive therefrom an amount of net cash proceeds sufficient to pay (i) the aggregate tender offer consideration and any accrued and unpaid interest to, but not including, the payment date for all of the notes validly tendered and accepted for purchase pursuant to the offers and related expenses of the offers, (ii) the currently anticipated repayment of up to approximately $500,000,000 of indebtedness under one or more of our subsidiaries' bank credit facilities and (iii) for the purchase of Holdings notes in the Holdings offers and related expenses of the Holdings offers;

          (b) in our reasonable judgment, there exists any actual or threatened legal impediment (including a default under an agreement, indenture, or other instrument or obligation to which we or our subsidiaries are a party or by which we or our subsidiaries are bound) to the purchase of notes pursuant to this offer or the purchase of the Holdings notes pursuant to the Holding offers;

          (c) there shall have been instituted, threatened, or be pending any claim, action, or proceeding before or by any court, governmental, regulatory, or administrative agency or instrumentality, or by any other person, in connection with either offer made pursuant to this offer to purchase or the Holdings offers, that (i) challenges, delays, restricts or makes illegal the acceptance for purchase of, or payment for, the notes pursuant to this offer to purchase or the Holdings notes pursuant to the Holdings offers, (ii) may prohibit, prevent, restrict, or delay the closing of either offer or the Holdings offers or (iii) is reasonably likely to be, in our reasonable judgment, materially adverse to our and/or our subsidiaries' business, operations, properties, condition (financial or otherwise), assets, liabilities, or prospects or which would or might, in our reasonable judgment, prohibit, prevent, restrict, or materially delay consummation of either offer or the Holdings offers;

          (d) there shall have occurred any development which would, in our reasonable judgment, materially adversely affect our and/or our subsidiaries' business;

          (e) an order, statute, rule, regulation, executive order, stay, decree, judgment, or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced, or deemed applicable by any court or governmental, regulatory, or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of either offer or the Holdings offers, or have any of the other consequences referred to in clause (d) above;

          (f) there shall have occurred or be likely to occur any event affecting our and/or our subsidiaries' business, operations, properties, condition (financial or otherwise), assets, liabilities, or prospects that, in our reasonable judgment, would or might prohibit, prevent, restrict, or delay the consummation of either offer or the Holdings offers;

          (g) one or more of the trustee(s) under the applicable indentures governing the notes, the Holdings notes, or any of the lenders under our subsidiaries' credit facilities or the backstop facility to be provided by Vulcan, Inc. (an affiliate of Paul G. Allen), shall have objected in any respect to or taken any action that could, in our reasonable judgment, materially adversely affect the consummation of either offer or the Holdings offers or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of either offer, or payment for the notes or the procedures used by Holdings in the making of the Holdings offers, or payment for the Holdings notes; or

          (h) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) any significant change in the price of the notes which is adverse to us, (iii) a material impairment in the trading market for debt securities, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad, (v) any limitation (whether or not mandatory) by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (vi) a commencement or escalation of a war or armed hostilities or acts of terrorism or other national or international calamity directly or indirectly involving the United States or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

     The foregoing conditions are for our sole benefit, and may be asserted by us regardless of the circumstances (including any action or inaction on our part) giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. If any condition to an offer is not satisfied or waived by us prior to the expiration time, as applicable, we reserve the right (but shall not be obligated), subject to applicable law, (i) to terminate such offer and return the tendered notes to the tendering holders, (ii) to waive all unsatisfied conditions and accept for payment and purchase all notes that are validly tendered (and not properly withdrawn) in such offer, (iii) to extend such offer and retain the notes that have been tendered during the period for which such offer is extended, or (iv) to amend such offer. Any determination by us concerning any of the foregoing events shall be final and binding upon all persons.

     Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of any offer. We will give such notice as is required by applicable law.

CERTAIN CONSIDERATIONS

     In deciding whether to participate in this offer, each holder of notes should consider carefully, in addition to the other information contained or incorporated by reference in this offer to purchase, the following:

     Structural Subordination and Holding Company Structure. The new senior notes will be issued by our subsidiaries, CCH I and CCH II. Accordingly, if you elect not to tender according to this offer to purchase, or if all of your tendered notes are not accepted for purchase, after consummation of the offers, your notes will be structurally subordinated to the new senior notes that will be issued in the concurrent private placements and also will continue to be structurally subordinated to substantial other indebtedness of our subsidiaries, including indebtedness under their bank credit facilities and the backstop facility to be provided by Vulcan, Inc. (an affiliate of Paul G. Allen). This means that if we default on making payments due upon the notes, then holders of the new senior notes, holders of Holdings notes remaining outstanding and holders of our subsidiaries' other indebtedness (including indebtedness under the bank credit facilities), will have a superior claim to the assets of the offering subsidiaries and their subsidiaries, including our operating subsidiaries, than you will as a holder of the notes. Further, Mr. Allen currently holds an equity interest in CC VIII, LLC, one of our indirect subsidiaries. We expect to engage in non-binding mediation with him to determine whether such interest should be mandatorily exchanged for Class B common units of Charter Communications Holding Company, LLC. See "Agreements Involving CCI Securities -- CC VIII (Bresnan) LLC Interests."

     In addition, we are a holding company. Substantially all of our assets are held, and substantially all of our revenues are generated, by our subsidiaries, so we depend on distributions and other payments from our subsidiaries to make interest and other payments on the notes. Our subsidiaries are separate legal entities, with no obligation to make any such distributions or payments.

     Limited Trading Market. To the extent that notes are purchased pursuant to this offer to purchase, the trading markets for the notes that remain outstanding will become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for the notes not purchased may be affected adversely to the extent the amount of notes purchased pursuant to this offer to purchase reduces the float of the notes. The reduced float may also tend to make the trading price of the notes more volatile. The extent of the public market for the notes following consummation of the offers would depend upon the number of holders of notes that remain at such time, the interest in maintaining markets in the notes on the part of securities firms, and other factors. We cannot assure you that any trading market will exist for the notes following the offers.

     Other Purchases of the Notes. Whether or not the offers are consummated, and subject to applicable restrictions, we may, from time to time, acquire notes otherwise than pursuant to the offers, through open market purchases, privately negotiated transactions, tender offers, exchange offers, or otherwise (or may defease the notes), at prices that may be higher or lower than the prices to be paid pursuant to the offers, and could be for cash or other consideration.

     Substantial Existing Indebtedness. We and our subsidiaries have substantial existing indebtedness. At June 30, 2003, the outstanding amount of indebtedness (excluding trade payables, accrued liabilities and taxes) of CCI and our subsidiaries was approximately $18.9 billion.

     We and our subsidiaries will continue to have substantial indebtedness after the offers are consummated. Restrictions in our subsidiaries' indebtedness limit, but do not prohibit, incurrence of additional indebtedness. The amount of our and our subsidiaries' indebtedness and restrictions contained in the credit agreements of our subsidiaries and in the indentures governing the notes, however, may limit our ability to effect future financings in the event we should deem it necessary or desirable to raise additional capital. Furthermore, there can be no assurance that we will have sufficient earnings, access to liquidity or cash flow in the future to meet our debt service obligations under the notes that remain outstanding following consummation of the offers. See
"-- Structural Subordination and Holding Company Structure."

     For additional information about our and our subsidiaries' indebtedness, capitalization and financial condition, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and the other information incorporated by reference into this offer to purchase. See "Available Information" and "Incorporation of Certain Documents by Reference."

     Cancellation of Indebtedness Income. The purchase of notes pursuant to the offers, the satisfaction of a like principal amount of the mirror notes, and the purchase of the Holdings notes pursuant to the Holdings offers will result in cancellation of indebtedness income for U.S. federal income tax purposes to us to the extent that the cash paid is less than the adjusted issue price (as defined in the U.S. federal income tax purposes) of such obligations that are purchased or satisfied. We believe that we have sufficient net operating losses available to offset such income.

                 PROCEDURES FOR TENDERING AND WITHDRAWING NOTES

TENDERING NOTES

     The tender of notes pursuant to the offers and in accordance with the procedures described below and in the letter of transmittal will constitute a valid tender of notes.

     THE METHOD OF DELIVERY OF NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AN AGENT'S MESSAGE TRANSMITTED THROUGH AUTOMATED TENDER OFFER PROGRAM (ATOP), IS AT THE ELECTION AND RISK OF THE PERSON TENDERING NOTES AND DELIVERING LETTERS OF TRANSMITTAL OR TRANSMITTING AN AGENT'S MESSAGE AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT HOLDERS USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME, AS APPLICABLE, TO PERMIT DELIVERY TO THE DEPOSITARY ON OR BEFORE SUCH TIME. MANUALLY SIGNED FACSIMILE COPIES OF THE LETTER OF TRANSMITTAL, PROPERLY COMPLETED AND DULY EXECUTED, WILL BE ACCEPTED.

     Valid Tender and Delivery. The tender by a holder of notes (and the acceptance of such tender by us) pursuant to one of the procedures set forth below and the letter of transmittal will constitute a binding agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     Tender of Notes Held Through a Custodian. To effectively tender notes that are held of record by a broker, dealer, custodian bank, depository, trust company or other nominee, the beneficial owner thereof must instruct such custodian to tender the notes on the beneficial owner's behalf. Any beneficial owner of notes held of record by DTC or its nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner's notes are held in DTC to tender, on such beneficial owner's behalf, the notes beneficially owned by such beneficial owner.

     Tender of Notes Held Through DTC. To effectively tender notes that are held through DTC, DTC participants should either (i) properly complete and duly execute the letter of transmittal (or a manually signed facsimile thereof), together with any other documents required by the letter of transmittal, and mail or deliver the letter of transmittal and such other documents to the depositary, or (ii) electronically transmit their acceptance through ATOP (and thereby tender the notes), for which the transaction will be eligible, followed by a properly completed and duly executed letter of transmittal or transmitted agent's message delivered to the depositary. Upon receipt of such holder's acceptance through ATOP, DTC will edit and verify the acceptance and send an agent's message to the depositary for its acceptance. Delivery of tendered notes must be made to the depositary pursuant to the book-entry delivery procedures set forth below.

     Except as provided below, unless the notes being tendered are deposited with the depositary before the expiration time (accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted agent's message, as applicable), we may, at our option, treat such tender as defective for purposes of the right to receive the applicable tender offer consideration. Payment for notes to be accepted for purchase by us will be made only against deposit of the tendered notes and delivery of all other required documents.

     In order to validly tender notes before the expiration time with respect to notes transferred pursuant to ATOP, a DTC participant using ATOP must also properly transmit an agent's message. Pursuant to authority granted by DTC, any DTC participant which has notes credited to its DTC account at any time (and thereby held of record by DTC's nominee) may directly instruct the depositary to tender notes before the expiration time as though it were the registered holder thereof by so transmitting an agent's message.

     Book-Entry Delivery of the Notes. Within two business days after the date of this offer to purchase, the depositary will establish a separate account with respect to each series of notes at DTC for purposes of the offers. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the notes may make book-entry delivery of notes by causing DTC to transfer such notes into the relevant depositary's account in accordance with DTC's procedure for such transfer. Although delivery of notes may be effected through book-entry transfer into the relevant depositary's account at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of a book-entry transfer) an agent's message (as defined below) in lieu of the letter of transmittal pursuant to ATOP procedures for transfer, and any other required documents, must, in any case, be transmitted to and received by the depositary at one of its addresses set forth on the last page of this offer to purchase prior to the expiration time for notes tendered pursuant to the offers. Delivery of documents to DTC does not constitute delivery to the depositary.

     As used herein, the term "agent's message" means, with respect to any tendered notes, a message transmitted by DTC to and received by the depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering DTC participant and that, with respect to such notes, such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant.

     Need for Guarantee of Signature. Signatures on a letter of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program or the Stock Exchange Medallion program (generally, a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office in the United States (each, an "eligible institution")), unless the notes tendered thereby are tendered (a) by the registered holder of such notes (or by a participant in DTC whose name appears on a security position listing as the owner of such notes) and that holder has not completed either of the boxes entitled "Special Issuance/Delivery Instructions" on the letter of transmittal or (b) such notes are tendered for the account of an eligible institution.

     Notes Held in Physical Form. For a holder to validly tender notes held in physical form pursuant to this offer to purchase, such holder must deliver a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantee, and any other required documents, to the depositary at one of its addresses set forth on the last page of this offer to purchase prior to the expiration time for notes tendered pursuant to this offer to purchase. In addition, the depositary must receive certificates for tendered notes at one of its addresses prior to the expiration time for notes tendered pursuant to this offer to purchase. If the notes are held of record in the name of a person other than the signer of the letter of transmittal, or if certificates for unpurchased notes are to be issued to a person other than the registered holder, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered holder appears on the certificates, with the signature on the certificates or bond powers guaranteed as described below. The letter of transmittal and the notes should be sent only to the depositary at one of the addresses set forth on the back cover of this offer to purchase, and not to us, the dealer manager, the information agent or DTC.

     Backup Federal Income Tax Withholding. Under the "backup withholding" provisions of U.S. federal income tax law, unless a tendering holder (or his or her assignee), satisfies the conditions described in "United States Federal Income Tax Considerations -- Information Reporting and Backup Withholding" below, or is otherwise exempt, the aggregate amount received with respect to the note upon this tender may be subject to backup withholding tax at a rate of 28 percent. See "United States Federal Income Tax Considerations" below.

     General. Notwithstanding any other provision hereof, payment for notes accepted for payment pursuant to an offer will in all cases be made only after timely receipt by the depositary of (i) certificates for (or a timely book-entry confirmation with respect to) such notes, (ii) a letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and (iii) any other documents required by the letter of transmittal.

     The tender of the notes pursuant to the offers by one of the procedures set forth above and an acceptance of such notes by us will constitute a binding agreement between us and the tendering holder in accordance with the terms and subject to the conditions of this offer to purchase. By executing a letter of transmittal, as set forth above, and subject to and effective upon acceptance for purchase of, and payment for, the notes tendered therewith, a tendering holder irrevocably sells, assigns, and transfers to or upon our order all right, title, and interest in and to all the notes tendered thereby, waives any and all other rights with respect to the notes (including, without limitation, the tendering holder's rights with respect to any existing or past defaults and their consequences in respect of the notes and the applicable indenture), and releases and discharges us and our affiliates from any and all claims such holder may have now or may have in the future arising out of, or related to, the notes, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the notes or to participate in any redemption or defeasance of the notes.

     The method of delivery of the letter of transmittal, certificates for notes and all other required documents is at the election and risk of the tendering holder. If a holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

     All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment, and withdrawal of tendered notes will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions to an offer or any defect or irregularity in the tender of notes of any particular holder, whether or not we elect to waive similar conditions, defects or irregularities in the case of the other holders. Our interpretation of the terms and conditions of the offers (including the instructions in the letter of transmittal) will be final and binding. Any defect or irregularity in connection with tenders of notes must be cured within such time as we determine, unless waived by us. Tenders of notes shall not be deemed to have been made until all defects and irregularities have been waived by us or cured. None of us or the depositary, the dealer manager, the information agent, the trustee under each indenture applicable to the notes, or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notification.

WITHDRAWING NOTES

     Notes tendered pursuant to the offers may be withdrawn at any time prior to the expiration time. After the expiration time, notes that have been tendered in the offers may not be withdrawn for any reason, unless the notes are not accepted for payment.

     If an offer is terminated without any notes being purchased thereunder, the notes tendered pursuant to such offer will be promptly returned to the tendering holder.

     For a withdrawal of notes tendered pursuant to the offers to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the depositary at one of its addresses set forth on the last page of this offer to purchase. Such withdrawal notice must (i) specify the name of the person who tendered the notes to be withdrawn; (ii) contain a description of the notes to be withdrawn, the certificate numbers shown on the particular certificates evidencing such notes (unless such notes were tendered by book-entry transfer), and the aggregate principal amount represented by such notes; and (iii) be signed by the holder of such notes in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the notes. In addition, such notice of withdrawal must specify, in the case of notes tendered by delivery of certificates for such notes, the name of the registered holder (if different from that of the tendering holder) or, in the case of notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn notes. The signature on such notice of withdrawal must be guaranteed by an eligible institution unless such notes have been tendered for the account of an eligible institution. If certificates for the notes to be withdrawn have been delivered or otherwise identified to the depositary, such signed notice of withdrawal will be effective immediately upon receipt by the depositary of written or facsimile transmission of such notice, even if physical release is not yet effected.

     Withdrawal of tenders of notes may not be rescinded, and any notes properly withdrawn will thereafter be deemed not validly tendered for purposes of such offer. Notes properly withdrawn from an offer may, however, be re-tendered by following one of the procedures described in "Procedure for Tendering Notes" above at any time prior to the expiration time for such offer.

     Withdrawals of the notes tendered in the offers can only be accomplished in accordance with the foregoing procedures.

     If we are delayed in our acceptance for purchase of, or payment for, any notes tendered in an offer, or are unable to accept for purchase or pay for notes pursuant to an offer for any reason, then, without prejudice to our rights hereunder, tendered notes may be retained by the depositary on our behalf and may not be withdrawn (subject to Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act, which require that we pay the consideration offered or return the notes deposited by or on behalf of holders promptly after the termination or withdrawal of such offer).

     The notes are our debt obligations and are governed by the applicable indentures. There are no appraisal or other similar statutory rights available to the holders in connection with the offers.

ACCEPTANCE FOR PAYMENT

     Upon the terms and subject to the conditions of each offer, we will accept for payment all notes that are validly tendered pursuant to such offer and not properly withdrawn (subject to the proration provisions described above). Such acceptance will occur promptly after the later of (i) the expiration time or
(ii) the satisfaction or waiver of the conditions to such offer set forth under "The Offers -- Conditions to the Offers." For purposes of such offer, we will be deemed to have accepted for payment tendered notes if, as, and when we give oral or written notice to the depositary of our acceptance for payment of such notes. We refer to this date as the "acceptance date." Payment by us for notes accepted for payment pursuant to this offer to purchase will be made by prompt deposit of funds with the depositary, which will act as agent for the tendering holders for the purpose of receiving payments from us and transmitting such payments to the tendering holders. Notes purchased pursuant to this offer to purchase will be paid for in same-day funds to the depositary on the payment date.

     We expressly reserve the right, in our sole discretion, to delay acceptance for purchase of notes tendered under the offers or the payment for notes accepted for purchase (subject to Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the tender offer), or to terminate an offer and not accept for purchase any notes not theretofore accepted for purchase, for any reason, including if any of the conditions set forth under "The Offers -- Conditions to the Offers" shall not have been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, payment for notes accepted for purchase pursuant to an offer will be made only after timely receipt by the depositary of certificates representing notes (or confirmation of book-entry transfer thereof), a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof or satisfaction of DTC's ATOP procedures) and any other documents required thereby.

     If, for any reason, acceptance for purchase of, or payment for, validly tendered notes pursuant to this offer to purchase is delayed or we are unable to accept for purchase, or to pay for, validly tendered notes pursuant to the offers, then the depositary may, nevertheless, on our behalf, retain such tendered notes, without prejudice to our rights described under "The
Offers -- Expiration, Extension, Amendment and Termination of the Offers," "The Offers -- Conditions to the Offers" and "-- Withdrawing Notes" (subject to Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer). If any tendered notes are not accepted for payment for any reason pursuant to the terms and conditions of an offer, or if certificates are submitted evidencing more notes than those which are tendered, certificates evidencing unpurchased notes will be returned, without expense, to the tendering holder (or, in the case of notes tendered by book-entry transfer into the depositary's account at DTC pursuant to the procedure set forth under "-- Tendering Notes -- Book-Entry Delivery of the Notes," such notes will be credited to the account maintained at DTC from which such notes were delivered), unless otherwise requested by such holder in the box titled "A. Special Issuance/Delivery Instructions" in the letter of transmittal, promptly following the acceptance date or the termination of such offer.

     We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our existing or future affiliates, the right to purchase all or any portion of the notes tendered pursuant to an offer, but any such transfer or assignment will not relieve us of our obligations under such offer and will in no way prejudice the rights of tendering holders to receive the full payment from the depositary contemplated by such offer (free and clear of any withholding or similar tax, except as described herein) for notes validly tendered and not properly withdrawn and accepted for payment pursuant to this offer.

     Holders of the notes whose notes are tendered and accepted for payment pursuant to the offers will be entitled to accrued and unpaid interest on their notes up to, but not including, the payment date. Assuming that we make full payment for purchase of notes to the depositary on the payment date, under no circumstances will any additional interest be payable because of any delay in the transmission of funds from the depositary to the holders of purchased notes.

     Tendering holders of notes purchased in the offers will not be obligated to pay brokerage commissions, fees, or transfer taxes with respect to the purchase of their notes unless either box titled "Special Issuance/ Delivery Instructions" on the letter of transmittal has been completed, as described in the instructions thereto. We will pay all other charges and expenses in connection with the offers. See "Dealer Manager, Information Agent and Depositary."

                       CERTAIN INFORMATION REGARDING CCI

GENERAL

     We, operating through our subsidiaries, are the third largest operator of cable systems in the United States with approximately 11.9 million homes passed and approximately 6.6 million customer relationships in 40 states. Through our broadband network of coaxial and fiber optic cables, we offer video, data, telephony and other advanced broadband services. We offered high-speed Internet access (data services) to 82% of our homes passed and digital video services to 97% of our homes passed, as of December 31, 2002. We provide telephony service to approximately 22,800 customers in two markets. From these 6.6 million customer relationships, many of whom subscribe to more than one service, we have approximately 10.4 million revenue generating units. Revenue generating units means the sum total of all primary analog video, digital video, high-speed data and telephony customer relationships, not counting additional outlets within one household.

DIRECTORS AND EXECUTIVE OFFICERS

     Directors.  The persons listed below are our directors.

DIRECTORS                                                       POSITION(S)
---------                                                       -----------
Paul G. Allen......................................  Chairman of the Board of Directors
Marc B. Nathanson..................................  Director
Ronald L. Nelson...................................  Director
Nancy B. Peretsman.................................  Director
John H. Tory.......................................  Director
William D. Savoy...................................  Director
Carl E. Vogel......................................  Director
Larry W. Wangberg..................................  Director

     Executive Officers.  The persons listed below are our executive officers.

EXECUTIVE OFFICERS                                          POSITION
------------------                                          --------
Paul G. Allen......................  Chairman of the Board of Directors
Carl E. Vogel......................  President and Chief Executive Officer
Margaret A. Bellville..............  Executive Vice President -- Chief Operating Officer
Paul E. Martin.....................  Senior Vice President and Principal Accounting Officer
Steven A. Schumm...................  Executive Vice President -- Chief Administrative
                                     Officer and Interim Chief Financial Officer
Curtis S. Shaw.....................  Senior Vice President, General Counsel and Secretary

     Ownership of Notes by Our Management. The following table sets forth the aggregate principal amount and percentage of outstanding notes that are beneficially owned by our directors and executive officers.

                                                                   AGGREGATE PRINCIPAL   PERCENTAGE OF NOTES
         NAME                            SERIES                       AMOUNT OWNED           OUTSTANDING
-----------------------                  ------                    -------------------   -------------------
Carl E. Vogel..........  5.75% Convertible Senior Notes due 2005       $  750,000              0.10%
Steven A. Schumm.......  5.75% Convertible Senior Notes due 2005       $  100,000              0.01%
Marc B. Nathanson......  5.75% Convertible Senior Notes due 2005       $5,000,000              0.67%
Nancy B. Peretsman.....  5.75% Convertible Senior Notes due 2005       $1,000,000              0.13%
William D. Savoy.......  5.75% Convertible Senior Notes due 2005       $2,500,000              0.33%
Paul E. Martin.........  5.75% Convertible Senior Notes due 2005       $   50,000              0.01%

     CCI has no understandings or agreements to acquire notes from any officers, directors or other affiliates. However, any such person who holds notes will be eligible to participate in the offers on the same terms and conditions as other holders.

                         SUMMARY FINANCIAL INFORMATION

                          CHARTER COMMUNICATIONS, INC.

     The following table sets forth certain summary audited and unaudited historical financial information about us. The historical financial information for the years ended December 31, 2002 and 2001 has been summarized from our audited consolidated financial statements in our 2002 Annual Report on Form 10-K, with certain reclassifications made to conform with 2003 presentation. The historical financial information for the three-months ended March 31, 2003 and 2002 has been summarized from our unaudited consolidated financial statements as set out in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. You should read the following summary historical financial information together with such audited and unaudited consolidated financial statements and the related notes thereto.

                                                 THREE MONTHS ENDED
                                                      MARCH 31,            YEAR ENDED DECEMBER 31,
                                              -------------------------   -------------------------
                                                 2003          2002          2002          2001
                                              -----------   -----------   -----------   -----------
                                                                  (IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenues....................................  $     1,178   $     1,074   $     4,566   $     3,807
                                              -----------   -----------   -----------   -----------
Costs and Expenses:
  Operating (excluding depreciation and
     amortization and other items listed
     below).................................          485           426         1,807         1,480
  Selling, general and administrative.......          235           222           963           832
  Depreciation and amortization.............          370           326         1,437         2,682
  Impairment of franchises..................           --            --         4,638            --
  Option compensation expense, net..........           --             2             5            (5)
  Special charges...........................            2             1            36            18
                                              -----------   -----------   -----------   -----------
                                                    1,092           977         8,886         5,007
                                              -----------   -----------   -----------   -----------
Income (loss) from operations...............           86            97        (4,320)       (1,200)
                                              -----------   -----------   -----------   -----------
Interest expense, net.......................         (390)         (362)       (1,506)       (1,313)
Loss on equity investments..................           --            --            (3)          (54)
Other, net..................................            3            31          (118)          (66)
                                              -----------   -----------   -----------   -----------
Loss before minority interest, income taxes
  and cumulative effect of accounting
  change....................................         (301)         (234)       (5,947)       (2,633)
Minority interest...........................          160           124         3,179         1,464
                                              -----------   -----------   -----------   -----------
Loss before income taxes and cumulative
  effect of accounting change...............         (141)         (110)       (2,768)       (1,169)
Income tax benefit (expense)................          (40)           --           460            12
                                              -----------   -----------   -----------   -----------
Loss before cumulative effect of accounting
  change....................................         (181)         (110)       (2,308)       (1,157)
Cumulative effect of accounting change......           --          (206)         (206)          (10)
                                              -----------   -----------   -----------   -----------
Net loss....................................         (181)         (316)       (2,514)       (1,167)
Dividends on preferred stock................           (1)           (1)           (3)           (1)
                                              -----------   -----------   -----------   -----------
Net loss applicable to common stock.........  $      (182)  $      (317)  $    (2,517)  $    (1,168)
                                              ===========   ===========   ===========   ===========
Loss per common share, basic and diluted....  $     (0.62)  $     (1.08)  $     (8.55)  $     (4.33)
                                              ===========   ===========   ===========   ===========
Weighted-average common shares
  outstanding...............................  294,466,137   294,394,939   294,440,261   269,594,386
                                              ===========   ===========   ===========   ===========
BALANCE SHEET DATA (END OF PERIOD):
Current assets..............................  $       725                 $       633   $       369
Non-current assets..........................       21,470                      21,751        26,094
Current liabilities.........................        1,253                       1,405         1,379
Long-term debt..............................       18,961                      18,671        16,343
Other non-current liabilities...............        1,195                       1,191         1,696
Minority interest...........................          869                       1,025         4,409
Preferred stock -- redeemable...............           55                          51            51
Shareholders' equity (deficit)..............  $      (138)                $        41   $     2,585
Book value per share........................  $     (0.47)

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the ratio of earnings to fixed charges for us and our consolidated subsidiaries for the periods indicated.

                                                             THREE MONTHS        YEAR ENDED
                                                            ENDED MARCH 31,     DECEMBER 31,
                                                            ---------------   -----------------
                                                             2003     2002     2002      2001
                                                            ------   ------   -------   -------
                                                                       (IN MILLIONS)
EARNINGS
Loss before minority interest, income taxes and cumulative
  effect of accounting change.............................  $(301)   $(234)   $(5,947)  $(2,633)
Fixed charges.............................................    392      364      1,513     1,319
                                                            -----    -----    -------   -------
  Total earnings..........................................  $  91    $ 130    $(4,434)  $(1,314)
                                                            =====    =====    =======   =======
FIXED CHARGES
Interest expense..........................................  $ 380    $ 352    $ 1,467   $ 1,280
Amortization of debt costs................................     10       10         39        33
Interest element of rentals...............................      2        2          7         6
                                                            -----    -----    -------   -------
  Total fixed charges.....................................  $ 392    $ 364    $ 1,513   $ 1,319
                                                            =====    =====    =======   =======
Ratio of earnings to fixed charges(1).....................   0.23x    0.36x        --        --
                                                            =====    =====    =======   =======

---------------

(1) Earnings for the years ended December 31, 2002 and 2001 were insufficient to cover fixed charges by $5.9 billion and $2.6 billion, respectively. As a result of such deficiencies, the ratios are not presented above.

                      AGREEMENTS INVOLVING CCI SECURITIES

     The following is a description of certain agreements and arrangements entered into by Paul G. Allen, his affiliated entities, or our directors or executive officers, relating to our securities. Except as set forth below, to our knowledge, none of our members, controlling persons, or directors or executive officers of our controlling persons, is party to any executory agreement, arrangement or understanding relating to our securities.

AFFILIATE STOCK AND OPTION PLANS

     Pursuant to our 2001 Stock Incentive Plan, as amended, our officers and directors and certain of the officers and directors of Charter Investment, Inc. ("CII") have been granted, or are eligible to be granted non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and or shares of our Class A common stock.

     Pursuant to the 1999 Option Plan of Holdings, as amended (the "1999 Option Plan"), certain of the officers and directors of CCI were granted options to acquire Charter Holdco membership units which will be automatically exchanged for shares of Class A common stock of CCI upon exercise. The exchange occurs on a one-for-one basis. No new options will be granted under the 1999 Option Plan.

OPTION AGREEMENT FROM VULCAN TO WILLIAM D. SAVOY

     On November 19, 1999, Vulcan Cable III, Inc. ("Vulcan") granted William D. Savoy an option to purchase 1,621,602 shares of our Class A common stock beneficially owned by Vulcan (by means of Vulcan's ownership of Class A membership units of Charter Holdco, which are exchangeable for shares of our Class B common stock, which are convertible into shares of our Class A common stock), at an exercise price of $18.24 per share (the initial public offering price of our Class A common stock, net of underwriters' discount). The option has a term of ten years and vested 20% on November 19, 1999. The remaining 80% will vest 1/60 on the first day of each of the 60 months commencing on December 1, 1999.

REGISTRATION RIGHTS AGREEMENT WITH CII, VULCAN AND MR. ALLEN

     On November 12, 1999, Mr. Allen, CII, Vulcan, and the other stockholders of CII entered into a registration rights agreement, which gives Mr. Allen, Vulcan and CII the right to cause us to register the shares of Class A common stock issued to them upon conversion of any shares of Class B common stock that they may hold.

     The registration rights agreement provides that Mr. Allen, CII and Vulcan are entitled to unlimited "piggyback" registration rights permitting them to include their shares of Class A common stock, subject to specified limitations, in registration statements that we file from time to time. These holders may also exercise their demand rights, causing us, subject to specified limitations, to register their Class A common stock, provided that the amount of shares subject to each demand has a market value at least equal to $50 million or, if the market value is less than $50 million, all of the shares of Class A common stock of the holders participating in the offering are included in such registration.

     The stockholders may elect to have their shares registered pursuant to a shelf registration statement provided that at the time of the election, we are eligible to file a registration statement on Form S-3 and the amount of shares to be registered has a market value equal to at least $100.0 million on the date of the election.

     Mr. Allen also has the right to cause us to file a shelf registration statement in connection with the resale of shares of Class A common stock then held by or issuable to specified persons who have acquired or will acquire Class A common stock or membership units of Charter Holdco in exchange for their contribution of interests in Rifkin Acquisition Partners, LLC, formerly Rifkin Acquisition Partners, L.L.L.P., InterLink Communications Partners, LLC, formerly Interlink Communications Partners, LLLP, Falcon Communications, L.P. and Bresnan Communications Company Limited Partnership and who have the right to cause Mr. Allen to purchase the equity interests issued to them as a result of the acquisitions of these entities.

CC VIII (BRESNAN) LLC INTERESTS

     As part of our acquisition of the cable television systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, LLC, our indirect limited liability company subsidiary, issued Class A Preferred Membership Interests (collectively, the "CC VIII Interest") with a value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, now owned by Comcast Corporation (the "Comcast Sellers"). While held by the Comcast Sellers, the CC VIII Interest was entitled to a 2% priority return on its initial capital amount and such priority return was entitled to preferential distributions from available cash and upon liquidation of CC VIII. While held by the Comcast Sellers, the CC VIII Interest generally did not share in the profits and losses of CC VIII. Paul G. Allen granted the Comcast Sellers the right to sell to him the CC VIII Interest for approximately $630 million plus 4.5% interest annually from February 2000 (the "Comcast Put Right"). In April 2002, the Comcast Sellers exercised the Comcast Put Right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen has become the holder of the CC VIII Interest. Consequently, subject to the matters referenced in the next paragraph, Mr. Allen generally thereafter will be allocated his pro rata share (based on the number of membership interests outstanding) of profits or losses of CC VIII. In the event of a liquidation of CC VIII, Mr. Allen will not be entitled to any priority distributions (except with respect to the 2% priority return, as to which such priority will continue), and Mr. Allen's share of any remaining distributions in liquidation will be equal to the initial capital account of the Comcast Sellers of approximately $630 million, increased or decreased by Mr. Allen's pro rata share of CC VIII's profits or losses (as computed for capital account purposes) after June 6, 2003.

     An issue has arisen as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII Interest following consummation of the Comcast Put Right. Our Board of Directors formed a Special Committee comprised of Messrs. Tory, Wangberg and Nelson to investigate and take any other appropriate action on our behalf with respect to this matter. After conducting an investigation of the facts and circumstances relating to this matter, the Special Committee has reached a preliminary determination that, due to a mistake that occurred in preparing the Bresnan transaction documents, we should seek the reformation of certain contractual provisions in such documents and has notified Mr. Allen of this conclusion. The Special Committee also has preliminarily determined that, as part of such contract reformation, Mr. Allen should be required to contribute the CC VIII Interest to Charter Holdco in exchange for Charter Holdco membership units, in which case such newly-issued units would then be exchangeable for shares of our Class B common stock pursuant to the exchange agreement described below. The Special Committee also has recommended to the Board of Directors that, to the extent the contract reformation is achieved, the Board should consider whether the CC VIII Interest should ultimately be held by Charter Holdco or Charter Holdings or another entity owned directly or indirectly by them. The Company understands that Mr. Allen disagrees with the Special Committee's preliminary determinations. Accordingly, the Special Committee and Mr. Allen expect to enter into non-binding mediation to seek to resolve this matter as soon as practicable, but without any prejudice to any rights of the parties if such dispute is not resolved as part of the mediation.

RIFKIN PUT RIGHTS

     On November 12, 2001, Mr. Allen entered into new put agreements with certain sellers of the Rifkin cable systems that received a portion of their purchase price in the form of shares of our Class A common stock. Under the Rifkin put agreements, such holders have the right to sell to Mr. Allen any or all of such shares of Class A common stock at $19 per share (subject to adjustments for stock splits, reorganizations and similar events), plus interest at a rate of 4.5% per year, compounded annually from November 12, 1999 (the date of the original Rifkin put agreements, which expired on November 12, 2001). The Rifkin put agreements terminate on November 12, 2003, subject to early termination for certain events. On May 27, 2003, the Rifkin put agreements applied to an aggregate of approximately 2,000 shares of Class A common stock.

FALCON PUT RIGHTS

     On November 12, 2001, Mr. Allen entered into new put agreements with certain sellers of the Falcon cable systems (including Mr. Nathanson, one of our directors) that received a portion of their purchase price in the form of shares of our Class A common stock. Under the Falcon put agreements, such holders have the right to sell to Mr. Allen any or all shares of Class A common stock received in the Falcon acquisition at $25.8548 per share (subject to adjustments for stock splits, reorganizations and similar events), plus interest at a rate of 4.5% per year, compounded annually from November 12, 1999 (the date of the original Falcon put agreements, which expired on November 12, 2001). The Falcon put agreements terminate on November 12, 2003, subject to early termination for certain events. On May 27, 2003, the Falcon put agreements applied to an aggregate of approximately 7.5 million shares of Class A common stock.

EXCHANGE AGREEMENT

     An exchange agreement was entered into as of November 12, 1999 by and among CCI, Mr. Allen, CII, and Vulcan. Pursuant to the exchange agreement, we granted to Mr. Allen and his affiliated entities options to exchange any or all membership units of Charter Holdco held by Mr. Allen and his affiliated entities for shares of our Class B common stock at any time and on a one-for-one basis, subject to certain conditions.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a general discussion of the material U.S. federal income tax consequences to holders of notes upon the tender of such notes to the depositary pursuant to this offer to purchase.

     This summary assumes that holders of notes held their notes as "capital assets" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and does not discuss special situations, such as those of broker-dealers, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, partnerships or other passthrough entities, insurance companies, certain former citizens or former long term residents of the United States, or persons holding notes as part of a hedging or conversion transaction, a straddle, a constructive sale or synthetic securities transactions or that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state or local laws or estate or gift tax considerations.

     This summary addresses tax consequences relevant to a holder of notes that is either a U.S. Holder or a "Non-U.S. Holder." A "Non-U.S. Holder" is a beneficial owner of a note that is, for U.S. federal income tax purposes, not a U.S. Holder. A "U.S. Holder" is a beneficial owner of a note who is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created in, or organized under the laws of the United States or any state or political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a U.S. person under the Code in effect immediately prior to such date and has made a valid election to be treated as a U.S. person under the Code. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of the notes that is a partnership and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences upon tender of notes to the depositary for the offers.

     HOLDERS OF NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

U.S. HOLDERS

     Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a U.S. Holder.

     For U.S. federal income tax purposes, receipt of cash for notes pursuant to this offer to purchase will be a taxable transaction. In general, a U.S. Holder who receives cash for notes pursuant to an offer to purchase will recognize gain or loss, if any, equal to the difference between the amount realized in exchange for the notes tendered (less any amounts attributable to accrued interest that has not been reflected in the U.S. Holder's adjusted tax basis in the notes) and such holder's adjusted tax basis in such notes. A U.S. Holder's adjusted tax basis for a note is generally the price such holder paid for the note, increased by market discount, if any, previously included in such holder's income and reduced by any amortized bond premium. Except as provided below, any gain or loss recognized on a tender of a note will generally give rise to capital gain or loss if the note is held as a capital asset and will be long-term capital gain or loss if the U.S. Holder's holding period in the note is more than one year.

     A U.S. Holder who has acquired a note with market discount will generally be required to treat a portion of any gain on a tender of the note as ordinary income to the extent of the market discount accrued to the date of the disposition (less any accrued market discount income previously reported as ordinary income). Amounts received by a U.S. Holder in respect of interest on the notes that has not been previously included in income by the U.S. Holder will be taxable as ordinary income.

NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder of the notes.

     Subject to the discussion of information reporting and backup withholding below, any gain realized by a Non-U.S. Holder on the tender of a note generally will not be subject to U.S. federal income tax, unless:

          (1) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, and, where an income tax treaty applies, attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base in the United States, or

          (2) in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

     If a Non-U.S. Holder of a note is engaged in the conduct of a trade or business in the United States, gain on the disposition of the note that is effectively connected with the conduct of such trade or business and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base in the United States, will be taxed on a net basis at applicable graduated individual or corporate rates. Effectively connected gain of a foreign corporation may, under certain circumstances, be subject as well to a branch profits tax at a rate of 30 percent or a lower applicable treaty rate.

     Subject to the discussion of information reporting and backup withholding below, and assuming (based upon the description of the DTC's book-entry procedures set forth in the indentures governing the notes) that upon issuance and throughout the term all the notes were and continue to be in registered form within the meaning of the Code and applicable Treasury regulations, amounts received by a Non-U.S. Holder pursuant to this offer to purchase attributable to interest (including, in case of the senior discount notes, to original issue discount) on a note generally will not be subject to U.S. federal income or withholding tax pursuant to the

"portfolio interest exception," provided that the interest is not effectively connected with the conduct of a trade or business the United States:

          (1) the Non-U.S. Holder (A) does not actually or constructively own 10% or more of total combined voting power of all classes of our stock entitled to vote and (B) is neither a controlled foreign corporation that is related to us within the meaning of the Code, nor a bank that received the notes on an extension of credit in the ordinary course of its trade or business; and

          (2) either (A) the beneficial owner of the notes certifies to the purchaser, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on Internal Revenue Service Form W-8BEN (or a suitable substitute form) or (B) a securities clearing organization, bank or other financial institution that holds the notes on behalf of such Non-U.S. Holder in the ordinary course of its trade or business (a "financial institution") certifies under penalties of perjury that such a Form W-8BEN (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

     If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such Non-U.S. Holder will be subject to a 30 percent withholding tax, unless the beneficial owner of the note provides payor (in this case, the depositary for the offers, or its paying agent) with a properly executed (i) Form W-8BEN (or a suitable substitute form) claiming an exemption from or reduction in the rate of withholding under an income tax treaty or (ii) Form W-8ECI (or a suitable substitute form) providing a U.S. identification number and stating that interest paid on the note is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     Notwithstanding the foregoing, if a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business, such Non-U.S. Holder, will be subject to U.S. federal income tax on such interest. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits unless it qualifies for a lower rate under an applicable income tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Information reporting requirements will generally apply to notes tendered pursuant to this offer to purchase. U.S. federal income tax law requires that each tendering holder must provide the purchaser (or the depositary for the offers) with such holder's correct taxpayer identification number ("TIN") which, in the case of an individual is his or her social security number or individual taxpayer identification number, and certain other information, or otherwise establish a basis for exemption from backup withholding at a 28 percent rate. Under the provisions of an income tax treaty and other applicable agreements, copies of these information returns may be made available to the tax authorities of the country in which a Non-U.S. Holder resides. Exempt holders (including, among others, all corporations) are not subject to these backup withholding and information reporting requirements.

     Certain Non-U.S. Holders may, under applicable rules, be presumed to be U.S. persons. Unless such persons certify their non-United States status and furnish the depositary necessary identifying information, interest paid to such holders of notes generally will be subject to backup withholding at a 28 percent rate.

     If the payment of proceeds from the disposition of the notes is effected by or through a U.S. office of a broker, both backup withholding and information reporting will apply unless a Non-U.S. Holder provides the depositary (or in case of holders who are tendering by book-entry transfer to the depositary's account at DTC, has provided previously) with such Non-U.S. Holder's name and address and either certifies non-United States status or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds from the disposition of the notes by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person 50 percent or more of whose gross income is from a U.S. trade or business for a specified three-year period, or, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners, one or more U.S. persons that, in the aggregate, hold more than 50 percent of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the exemption is otherwise established. Backup withholding will not apply to amounts paid that were subject to the 30 percent withholding tax (or other applicable treaty rate) described above.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the Non-U.S. Holder's, U.S. federal income tax liability provided that the required information is furnished to the Internal Revenue Service.

     ALL HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES TO THEM OF THE TENDER OF THE NOTES, INCLUDING THE APPLICATION TO THEIR PARTICULAR SITUATION OF THE U.S. FEDERAL INCOME TAX CONSIDERATIONS DISCUSSED IN THIS OFFER TO PURCHASE AND THE APPLICATION OF STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS.

                DEALER MANAGER, INFORMATION AGENT AND DEPOSITARY

     We have retained Citigroup Global Markets Inc. to act as the dealer manager for the offers, D.F. King & Co., Inc. to act as information agent for the offers, and The Bank of New York to act as depositary for the offers. The dealer manager may contact holders regarding the offers and may request custodians to forward this offer to purchase and related materials to beneficial owners of notes. We have agreed to pay the dealer manager, the information agent, and the depositary customary fees for their services in connection with the offers. We also have agreed to reimburse the dealer manager, the information agent, and the depositary for their out-of-pocket expenses (including the fees and disbursements of counsel) and to indemnify them against certain liabilities, including liabilities under federal securities laws.

     All deliveries and correspondence sent to the depositary should be directed to one of its addresses set forth on the back cover of this offer to purchase. Requests for additional copies of documentation may be directed to the information agent at the address and telephone numbers set forth on the back cover of this offer to purchase.

     In connection with the offers, our directors and officers may solicit tenders by use of the mails, personally, or by telephone, facsimile, telegram, or other similar methods. We also will pay brokerage houses and other custodians, nominees, and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding this offer to purchase and related materials to holders.

     None of the dealer manager, the information agent or the depositary assumes any responsibility for the accuracy or completeness of the information concerning us contained in this offer to purchase or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

                              The Depositary for the Offers is:

                                    THE BANK OF NEW YORK

        By Facsimile:            By Registered or Certified               By Hand:
                                            Mail:
       (212) 298-1915               The Bank of New York            The Bank of New York
                                     Reorganization Unit             Reorganization Unit
                                 101 Barclay Street -- Floor     101 Barclay Street -- Floor
                                             7E                              7E
                                     New York, NY 10286              New York, NY 10286
                                 Attention: William Buckley      Attention: William Buckley
                           By Regular Mail or Overnight Delivery:
                                    The Bank of New York
                                   Corporate Trust Window
                                 101 Barclay Street -- Floor
                                             7E
                                     New York, NY 10286
                                 Attention: William Buckley
                                    Confirm by Telephone:
                                       (212) 815-5788

                          The Information Agent for the Offers is:
                                    D.F. KING & CO., INC.
                                 48 Wall Street, 22nd Floor
                                  New York, New York 10005
                                 Attention: Edward McCarthy
                   Banks and Brokerage Firms, Please Call: (212) 269-5550
                         All Others, Call Toll-free: (800) 758-5378

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                            The Dealer Manager for the Offers is:
                                          CITIGROUP
                               390 Greenwich Street, 4th Floor
                                  New York, New York 10013
                            Attention: Liability Management Group
                                  Telephone: (212) 723-6106
                                 (800) 558-3745 (toll free)
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